Exhibit 99b
Summary of Joseph H. Richardson Stock Unit Employment Inducement Award

Inducement Award - in connection with hiring as President of Allegheny Power, Executive received an employment inducement award of stock units (the "Units") provided for in employment agreement dated as of August 6, 2003

Amount and Timing - 50,000 Units (subject to an upward adjustment as described below) to be granted on January 2, 2004
Upward Adjustment of Award

  If per share closing price of Company stock on January 2, 2004 exceeds the Blended Price (described below) by at least $0.50, the number of Units granted on January 2, 2004 will be increased by an amount equal to $50,000 divided by per share closing price of Company stock on January 2, 2004; and for every whole dollar in excess of $0.50 by which per share closing price of Company stock on January 2, 2004 exceeds the Blended Price, the number of Units granted on January 2, 2004 will be further increased by an amount equal to $50,000 divided by the per share closing price of Company stock on January 2, 2004

  Blended Price equals sum of (A) one-quarter of August 25, 2003 per share closing price of Company stock plus (B) three-quarters of per share closing price of Company stock on earlier of January 2, 2004 or the fifth business day after Company files its Form 10-K

Dividends - on each date Company pays a cash dividend to its stockholders, Executive will be credited with additional Units equal to result of dividing (i) product of Units credited to Executive on dividend record date and per share dividend amount by (ii) per share closing price of Company stock on dividend payment date

Vesting - one-fifth of Units vest on each of August 25, 2004, August 25, 2005, August 26, 2006, August 25, 2007 and August 25, 2008; Units also vest on death, disability, termination by Company without cause, termination by Executive for good reason or change in control of Company

Payment - payment of Units made on each vesting date (unless Executive makes a timely election to defer payment), in Company's discretion, in either shares of Company stock equal to number of vested Units or cash equal to product of vested Units and per share closing price of Company stock on applicable vesting date